Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Coeur d’Alene Mines Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-130711) on Form S-3 and the registration statements (Nos. 333-72524, 333-112253 and 333-125903) on Form S-8 of Coeur d’Alene Mines Corporation of our report dated March 10, 2006, with respect to the consolidated balance sheets of Coeur d’Alene Mines Corporation as of December 31, 2005 and 2004, and the related consolidated statements of operations and comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Coeur d’Alene Mines Corporation.

Our report dated March 10, 2006, on the consolidated financial statements referred to above contains an explanatory paragraph referring to the adoption of Statement of Financial Accounting No. 143, Accounting for Asset Retirement Obligations, as of January 1, 2003.

KPMG LLP

Boise, Idaho
March 10, 2006